The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying product supplement, the underlier supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion
PRELIMINARY PRICING SUPPLEMENT
Dated June 23, 2026
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-283969
(To Prospectus dated February 26, 2025,
Underlier Supplement dated February 26, 2025
and Product Supplement MLN-EI-1 dated February 26, 2025)

The Toronto-Dominion Bank $• Trigger Callable Yield Notes
Linked to the least performing of the Nasdaq-100 Index® and the Russell 2000® Index due on or about September 28, 2027
Investment Description
The Toronto-Dominion Bank Trigger Callable Yield Notes (the “Notes”) are senior, unsecured debt obligations issued by The Toronto-Dominion Bank (“TD” or the “issuer”) linked to the least performing of the Nasdaq-100 Index® and the Russell 2000® Index (each an “underlying asset” and together the “underlying assets”). TD will pay you a coupon on each coupon payment date regardless of the performance of the underlying assets, unless TD has previously elected to call the Notes. TD may elect to call the Notes (monthly, beginning after 3 months) in whole, but not in part (an “issuer call”), regardless of the closing levels of the underlying assets, on any “call date” preceding the corresponding coupon payment date specified under “Call Dates and Coupon Payment Dates” herein. If TD elects to call the Notes prior to maturity, TD will pay you on the coupon payment date corresponding to such call date (the “call settlement date”) a cash payment per Note equal to the principal amount plus the coupon otherwise due, and no further payments will be made on the Notes. If TD does not elect to call the Notes and the closing level of each underlying asset on the final valuation date (its “final level”) is equal to or greater than its downside threshold, at maturity, TD will pay you a cash payment per Note equal to the principal amount, in addition to the coupon otherwise due. If, however, TD does not elect to call the Notes and the final level of any underlying asset is less than its downside threshold, at maturity, TD will pay you, in addition to the coupon otherwise due, a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the percentage decline in the closing level of the underlying asset with the lowest underlying return (the “least performing underlying asset”) from its initial level to its final level over the term of the Notes and, in extreme situations, you could lose all of your initial investment. Investing in the Notes involves significant risks. Subject to the issuer call feature, in exchange for receiving a coupon on the Notes on each coupon payment date you are accepting the risk of losing a significant portion or all of your initial investment at maturity if the final level of any underlying asset is less than its downside threshold. You will be exposed to the market risk of each underlying asset on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. TD may elect to call the Notes at its discretion on any call date regardless of the performance of the underlying assets. Higher coupon rates are generally associated with a greater risk of loss. The contingent repayment of principal only applies if you hold the Notes until the maturity date. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of TD. If TD were to default on its obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.
Features
❑	Income — Regardless of the performance of the underlying assets, TD will pay you a coupon on each coupon payment date unless the Notes were previously subject to an issuer call.
❑
Issuer Callable — TD may elect to call the Notes in whole, but not in part, on any call date (monthly, beginning after 3 months) regardless of the closing levels of the underlying assets. If TD elects to call the Notes prior to maturity, TD will pay you on the call settlement date a cash payment per Note equal to your principal amount plus the coupon otherwise due, and no further payments will be made on the Notes. Before TD elects to call the Notes on a call date, TD will deliver written notice to the trustee.

❑
Contingent Repayment of Principal Amount at Maturity with Potential for Full Downside Market Exposure — If TD does not elect to call the Notes and the final level of each underlying asset is equal to or greater than its downside threshold, at maturity, TD will pay you a cash payment per Note equal to the principal amount, in addition to the coupon otherwise due. If, however, TD does not elect to call the Notes and the final level of any underlying asset is less than its downside threshold, at maturity TD will pay you, in addition to the coupon otherwise due, a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the negative return of the least performing underlying asset over the term of the Notes and, in extreme situations, you could lose all of your initial investment. The contingent repayment of principal applies only if you hold the Notes until the maturity date. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of TD.

Key Dates*
Trade Date**	June 24, 2026
Settlement Date**	June 29, 2026
Coupon Payment Dates	Monthly (see page 4)
Call Dates	Monthly (beginning after 3 months) (see page 4)
Final Valuation Date	September 24, 2027
Maturity Date	September 28, 2027
*	Expected. See page 2 for additional details.
**
We expect to deliver the Notes against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one business day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay all of your initial investment in the Notes at maturity, and the Notes may have the same downside market risk as that of the least performing underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of TD. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.
You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Additional Risk Factors Specific to the Notes” beginning on page PS-7 of the product supplement MLN-EI-1 dated February 26, 2025 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”). Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Note Offering
 The final terms of the Notes will be set on the trade date. Coupons will be paid on each coupon payment date in arrears in equal installments, unless previously subject to an issuer call. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.
Underlying Assets	Bloomberg Tickers	Coupon Rate	Initial Levels	Downside Thresholds	CUSIP	ISIN
Nasdaq-100 Index®	NDX	10.80% to 11.30% per annum	•	65.00% of its Initial Level	89116V592	US89116V5921
Russell 2000® Index	RTY		•	65.00% of its Initial Level
The estimated value of your Notes at the time the terms of your Notes are set on the trade date is expected to be between $9.665 and $9.965 per Note, as discussed further under “Key Risks — Risks Relating to Estimated Value and Liquidity” beginning on page 6 and “Additional Information Regarding the Estimated Value of the Notes” herein. The estimated value is expected to be less than the issue price of the Notes.
See “Additional Information About TD and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated February 26, 2025, the accompanying prospectus dated February 26, 2025 and this document.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product supplement, the underlier supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Offering of Notes	Issue Price to Public		Underwriting Discount(1)		Proceeds to TD(1)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing of the Nasdaq-100 Index® and the Russell 2000® Index	$•	$10.00	$•	$0.00	$•	$10.00
(1) TD Securities (USA) LLC (“TDS”) will purchase the Notes from TD at the issue price to public and will sell the Notes to UBS Financial Services Inc. (“UBS”) at the issue price to public. UBS proposes to offer the Notes at the issue price to certain fee-based advisory accounts for which UBS is an investment advisor. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Key Risks” and “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein.

TD Securities (USA) LLC		UBS Financial Services Inc.

Additional Information About TD and the Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product supplement MLN-EI-1 (the “product supplement”) and the underlier supplement (the “underlier supplement”), relating to our Senior Debt Securities, Series H, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; third, the underlier supplement; and last, the prospectus. The Notes vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
♦	Prospectus dated February 26, 2025: http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm
♦	Underlier Supplement dated February 26, 2025: http://www.sec.gov/Archives/edgar/data/947263/000114036125006121/ef20044458_424b3.htm
♦	Product Supplement MLN-EI-1 dated February 26, 2025: http://www.sec.gov/Archives/edgar/data/947263/000114036125006123/ef20044459_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

ii

Investor Suitability
The Notes may be suitable for you if:
♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.
♦
You understand and accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on the final valuation date and that you will lose a significant portion or all of your initial investment if TD does not elect to call the Notes and the final level of any underlying asset is less than its downside threshold.

♦
You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as that of a hypothetical investment in the least performing underlying asset or the stocks comprising the least performing underlying asset (its “underlying constituents”).

♦	You believe that the final level of each underlying asset will be equal to or greater than its downside threshold.
♦	You understand and accept that you will not participate in any increase in the level of any of the underlying assets and that any positive return is limited to the coupons received.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.
♦	You are willing to invest in the Notes if the coupon rate is set equal to the bottom of the range specified on the cover hereof (the actual coupon rate will be set on the trade date).
♦	You are willing to invest in the Notes based on the downside thresholds specified on the cover hereof.
♦	You are willing to forgo any dividends paid on the underlying constituents.
♦
You are willing to invest in Notes that TD may elect to call prior to maturity and you are otherwise willing to hold such Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦	You understand and are willing to accept the risks associated with the underlying assets.
♦
You are willing to assume the credit risk of TD for all payments under the Notes, and understand that if TD defaults on its obligations you may not receive any payments due to you including any repayment of principal.

The Notes may not be suitable for you if:
♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.
♦
You do not understand or are unwilling to accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on the final valuation date, or that you will lose a significant portion or all of your initial investment if TD does not elect to call the Notes and the final level of any underlying asset is less than its downside threshold.

♦
You cannot tolerate a loss of a significant portion or all of your initial investment or are unwilling to make an investment that may have the same downside market risk as that of a hypothetical investment in the least performing underlying asset or its underlying constituents.

♦	You believe that the final level of any underlying asset will be less than its downside threshold.
♦	You seek an investment that participates in the increase in the levels of the underlying assets or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.
♦	You are unwilling to invest in the Notes if the coupon rate is set equal to the bottom of the range specified on the cover hereof (the actual coupon rate will be set on the trade date).
♦	You are unwilling to invest in the Notes based on the downside thresholds specified on the cover hereof.
♦	You prefer to receive any dividends paid on the underlying constituents.
♦
You are unable or unwilling to hold Notes that TD may elect to call prior to maturity, or you are otherwise unable or unwilling to hold such Notes to maturity or you seek an investment for which there will be an active secondary market.

♦	You do not understand or are unwilling to accept the risks associated with the underlying assets.
♦	You are not willing to assume the credit risk of TD for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Assets” herein for more information on the underlying assets. You should also review carefully the “Key Risks” section herein, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus for risks related to an investment in the Notes.

Preliminary Terms
Issuer	The Toronto-Dominion Bank
Issue	Senior Debt Securities, Series H
Agents	TD Securities (USA) LLC (“TDS”) and UBS Financial Services Inc. (“UBS”)
Principal Amount	$10 per Note
Term
Approximately 15 months, unless TD elects to call the Notes. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the call dates and the final valuation date, as well as the related payment dates (including the maturity date) to ensure that the stated term of the Notes remains the same.

Underlying Assets	The Nasdaq-100 Index® and the Russell 2000® Index
Coupon Payments
TD will pay a coupon on the principal amount of the Notes in periodic installments on each coupon payment date (including the maturity date) regardless of the performance of the underlying assets, unless TD has previously elected to call the Notes.
The coupon will be a fixed amount based upon equal periodic installments at a per annum rate (the “coupon rate”) and will be set on the trade date. The table below sets forth the range of the coupon rate and coupon for each Note that will be paid on each coupon payment date, unless TD elects to call the Notes on any call date. The total coupon payable will be based on the duration of the Notes.

	Coupon Rate	10.80% to 11.30% per annum
	Coupon	$0.0900 to $0.0942
Issuer Call Feature
TD may elect to call the Notes in whole, but not in part, on any call date (monthly, beginning after 3 months), regardless of the closing levels of the underlying assets.
If TD elects to call the Notes prior to maturity, TD will pay you on the coupon payment date corresponding to such call date (the “call settlement date”) a cash payment per Note equal to the principal amount plus the coupon otherwise due (the “call settlement amount”), and no further payments will be made on the Notes. Before TD elects to call the Notes on a call date, TD will deliver written notice to the trustee.

Payment at Maturity (per Note)
If TD does not elect to call the Notes and the final level of each underlying asset is equal to or greater than its downside threshold, TD will pay you a cash payment equal to:
Principal Amount of $10
If TD does not elect to call the Notes and the final level of any underlying asset is less than its downside threshold, TD will pay you a cash payment that is less than the principal amount, if anything, equal to:
$10 × (1 + Underlying Return of the Least Performing Underlying Asset)
In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset, regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose all of your initial investment.

Underlying Return	With respect to each underlying asset, the quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Least Performing Underlying Asset	The underlying asset with the lowest underlying return as compared to any other underlying asset.
Downside Threshold(1)	A specified level of each underlying asset that is less than its respective initial level, equal to a percentage of its initial level, as specified on the cover hereof.
Initial Level(1)	The closing level of each underlying asset on the trade date.
Final Level(1)	The closing level of each underlying asset on the final valuation date.
Trading Day	A day on which the NYSE and the Nasdaq Stock Market, or their successors, are scheduled to be open for trading, as determined by the calculation agent.
Business Day	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
Calculation Agent	TD
Listing	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in Law Event	Not applicable, notwithstanding anything to the contrary in the product supplement.
(1) As determined by the calculation agent and as may be adjusted as described under “General Terms of the Notes — Unavailability of the Level of, or Change in Law Event Affecting, the Reference Asset; Modification to Method of Calculation” in the accompanying product supplement.

Investment Timeline

Trade Date	The initial level of each underlying asset is observed and the final terms of the Notes are set.

Coupon Payment Dates (if TD has not previously elected to call the Notes)	TD pays the applicable coupon.

Call Dates (Monthly, callable by TD at its election beginning after 3 months)
TD may elect to call the Notes in whole, but not in part, on any call date (monthly, beginning after 3 months), regardless of the closing levels of the underlying assets.
If TD elects to call the Notes prior to maturity, TD will pay you on the call settlement date a cash payment per Note equal to the principal amount plus the coupon otherwise due, and no further payments will be made on the Notes. Before TD elects to call the Notes, TD will deliver written notice to the trustee.

Maturity Date
The final level of each underlying asset is observed on the final valuation date and the underlying return of each underlying asset is calculated and the least performing underlying asset is determined.
If TD does not elect to call the Notes and the final level of each underlying asset is equal to or greater than its downside threshold, TD will pay you a cash payment per Note equal to:
Principal Amount of $10
If TD does not elect to call the Notes and the final level of any underlying asset is less than its downside threshold, TD will pay you a cash payment per Note that is less than the principal amount, if anything, equal to:
$10 × (1 + Underlying Return of the Least Performing Underlying Asset)
In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset, regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose all of your initial investment.

Investing in the Notes involves significant risks. Subject to the issuer call feature, in exchange for receiving a coupon on the Notes on each coupon payment date you are accepting the risk of losing a significant portion or all of your initial investment at maturity if the final level of any underlying asset is less than its downside threshold. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of TD. If TD were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.
You will lose a significant portion or all of your initial investment if TD does not elect to call the Notes and the final level of any underlying asset is less than its downside threshold. You will be exposed to the market risk of each underlying asset on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. TD may elect to call the Notes at its discretion on any call date (monthly, beginning after 3 months), regardless of the performance of the underlying assets.

Call Dates and Coupon Payment Dates(1)

Call Dates	Coupon Payment Dates/Call Settlement Dates (if called)*	Call Dates	Coupon Payment Dates/Call Settlement Dates (if called)*
	July 28, 2026	March 24, 2027	March 26, 2027
	August 26, 2026	April 26, 2027	April 28, 2027
September 24, 2026	September 28, 2026	May 24, 2027	May 26, 2027
October 26, 2026	October 28, 2026	June 24, 2027	June 28, 2027
November 24, 2026	November 27, 2026	July 26, 2027	July 28, 2027
December 24, 2026	December 29, 2026	August 24, 2027	August 26, 2027
January 25, 2027	January 27, 2027		Maturity Date
February 24, 2027	February 26, 2027
*	Each coupon payment date corresponding to a call date is also the call settlement date for such call date.
(1)	Subject to the market disruption event provisions set forth in the accompanying product supplement.

Key Risks
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in the least performing underlying asset. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes under “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes in light of your particular circumstances.
Risks Relating to Return Characteristics
♦
Risk of loss at maturity — The Notes differ from ordinary debt securities in that TD will not necessarily repay the full principal amount of the Notes at maturity. If TD does not elect to call the Notes and the final level of any underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying asset and in extreme situations, you could lose all of your initial investment.

♦
The stated payout from the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an issuer call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each underlying asset at such time is equal to or greater than its downside threshold. All payments on the Notes are subject to the creditworthiness of TD.

♦
Your potential return on the Notes is limited to the coupon payments received, you will not participate in any increase of any underlying asset or underlying constituents and you will not have the same rights as holders of any underlying constituents — The return potential of the Notes is limited to the pre-specified coupon rate, regardless of the increase of the underlying assets. Because TD may elect to call the Notes as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Further, if TD elects to call the Notes prior to maturity, you will not receive any coupons or any other payment with respect to any coupon payment date after the call settlement date, and your return on the Notes could be less than if the Notes remained outstanding until maturity. If TD does not elect to call the Notes, you may be subject to the decline of the least performing underlying asset even though you cannot participate in any increase in the level of any underlying asset. As a result, the return on an investment in the Notes could be less than the return on a hypothetical investment in any or all of the underlying assets or underlying constituents. In addition, as an owner of the Notes, you will not have voting rights or any other rights of a holder of any underlying constituents.

♦
A higher coupon rate or lower downside thresholds may reflect greater expected volatility of each of the underlying assets, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the coupon rate and downside thresholds, are based, in part, on the expected volatility of each underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of each underlying asset. The greater the expected volatility of each of the underlying assets as of the trade date, the greater the expectation is as of that date that the final level of an underlying asset could be less than its respective downside threshold and, as a consequence, indicates an increased risk of loss. All things being equal, this greater expected volatility will generally be reflected in a higher coupon rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or lower downside thresholds than those terms on otherwise comparable securities. Therefore, a relatively higher coupon rate may indicate an increased risk of loss. Further, relatively lower downside thresholds may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the least performing underlying asset and the potential to lose a significant portion or all of your initial investment.

♦
TD may elect to call the Notes prior to maturity and the Notes are subject to reinvestment risk — TD may elect to call the Notes at its discretion on any call date, beginning on the first potential call settlement date, and if TD elects to call your Notes early, you will no longer have the opportunity to receive any coupons after the applicable call settlement date. In the event that TD elects to call the Notes prior to maturity, there is no guarantee that you would be able to reinvest the proceeds at a comparable rate of return and/or with a comparable coupon rate for a similar level of risk. Further, TD’s right to call the Notes may also adversely impact your ability to sell your Notes in the secondary market.

It is more likely that TD will elect to call the Notes prior to maturity when the expected coupons payable on the Notes are greater than the interest that would be payable on other instruments issued by TD of comparable maturity, terms and credit rating trading in the market. The greater likelihood of TD calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar coupon rate. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes. TD is less likely to call the Notes prior to maturity when the coupons payable on the Notes are less than the interest that would be payable on other comparable instruments issued by TD. Therefore, the Notes are more likely to remain outstanding when the amount payable on the Notes is less than what would be payable on other comparable instruments.
♦
An investment in Notes with coupon and issuer call features may be more sensitive to interest rate risk than an investment in securities without such features — Because of the issuer call and coupon features of the Notes, you will bear greater exposure to fluctuations in interest rates than if you purchased securities without such features. In particular, you may be negatively affected if prevailing interest rates begin to rise, and the coupon rate on the Notes may be less than the amount of interest you could earn on other investments with a similar level of risk available at such time. In addition, if you tried to sell your Notes at such time, the value of your Notes in any secondary market transaction would also be adversely affected. Conversely, in the event that prevailing interest rates are low relative to the coupon rate and TD elects to call the Notes prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk.

Risks Relating to Characteristics of the Underlying Assets
♦
You are exposed to the market risk of each underlying asset — Your return on the Notes is not linked to a basket consisting of the underlying assets. Rather, it will be contingent upon the performance of each individual underlying asset. Unlike an instrument with a return linked to a basket of assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Poor performance by any one of the underlying assets over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying asset. For instance, you will receive a negative return equal to the underlying return of the least performing underlying asset if TD does not elect to call the Notes and the final level of one underlying asset is less than its downside threshold, even if the underlying return of each other underlying asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each underlying asset.

♦
Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of losing a significant portion or all of your initial investment at maturity than if the Notes were linked to a single underlying asset — The risk that you will lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of a single underlying asset. With more underlying assets, it is more likely that the final level of an underlying asset will be less than its downside threshold than if the Notes were linked to a single underlying asset. In addition, a lower correlation between a pair of underlying assets results in a greater the likelihood that one underlying asset will decline to a final level that is less than its downside threshold. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the coupon rate and downside thresholds are determined, in part, based on the correlation of the underlying assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher coupon rate and lower downside thresholds are generally associated with lower correlation of the underlying assets. Therefore, if the performance of a pair of underlying assets is not correlated to each other or is negatively correlated, the risk that the final level of any underlying asset will be less than its downside threshold is even greater despite lower downside thresholds. Therefore, it is more likely that you will lose a significant portion or all of your initial investment at maturity.

♦
Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying assets and indirectly linked to the performance of the underlying constituents and their issuers (the “underlying constituent issuers”). The levels of the underlying assets can rise or fall sharply due to factors specific to each underlying asset or its underlying constituents, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the Notes, should conduct your own investigation into the underlying assets and underlying constituents.

♦
There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the levels of the underlying assets will rise or fall. There can be no assurance that the final level of each underlying asset will be equal to or greater than its downside threshold if TD does not elect to call the Notes. The levels of the underlying assets will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituent issuers. You should be willing to accept the downside risks associated with each underlying asset in general and its underlying constituents in particular, and the risk of losing a significant portion or all of your initial investment.

♦
Changes affecting an underlying asset could have an adverse effect on the market value of, and return on, your Notes — The policies of any index sponsor as specified under “Information About the Underlying Assets” (each, an “index sponsor”), concerning additions, deletions and substitutions of the underlying constituents and the manner in which such index sponsor takes account of certain changes affecting those underlying constituents, such as stock dividends, reorganizations or mergers, may adversely affect the level of the applicable underlying asset. The policies of an index sponsor with respect to the calculation of the applicable underlying asset could also adversely affect the level of such underlying asset. An index sponsor may discontinue or suspend calculation or dissemination of the applicable underlying asset. If these or other events occur, the calculation agent may select a successor index or take other actions as discussed in the product supplement and, notwithstanding these adjustments, the market value of, and return on, the Notes may be adversely affected.

♦
None of TD or the agents can control actions by the index sponsors and the index sponsors have no obligation to consider your interests — None of TD, the agents or our or their respective affiliates are affiliated with the index sponsors or have any ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying assets. The index sponsors are not involved in the Notes offering in any way and have no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of, and return on, your Notes.

♦
The underlying assets reflect price return, not total return — The return on your Notes is based on the performance of the underlying assets, which reflect the changes in the market prices of the underlying constituents. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the underlying constituents. The return on your Notes will not include such a total return feature or dividend component.

♦
The Notes are subject to risks associated with non-U.S. companies — The Nasdaq-100 Index® is comprised, in part, of non-U.S. companies. Market developments may affect non-U.S. markets differently from U.S. securities markets and direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. Securities issued by non-U.S. companies are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the applicable underlying constituents include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in securities of non-U.S. companies and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦
The Notes are subject to small-capitalization stock risks — The Notes are subject to risks associated with small-capitalization companies because the Russell 2000® Index is comprised of stocks of companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore such index may be more volatile than an index in which a greater percentage of its constituents are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Risks Relating to Estimated Value and Liquidity
♦
The estimated value of your Notes is expected to be less than the issue price of your Notes — The estimated value of your Notes on the trade date is expected to be less than the issue price of your Notes. The difference between the issue price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.

♦
The estimated value of your Notes is based on our internal funding rate — The estimated value of your Notes on the trade date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.

♦
The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the trade date is based on our internal pricing models when the terms of the Notes are set, which take into account a number of variables, such as our internal funding rate on the trade date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

♦
The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be less than the issue price of your Notes and may be less than the estimated value of your Notes — The estimated value of the Notes is not a prediction of the prices at which TDS, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the issue price of your Notes. As a result, the price at which TDS, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

♦
The temporary price at which TDS may initially buy the Notes in the secondary market may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the trade date, the price at which TDS may initially buy or sell the Notes in the secondary market (if TDS makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the trade date. The price at which TDS may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.

♦
The underwriting discount, offering expenses and certain hedging costs are likely to adversely affect secondary market prices — Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the issue price. The issue price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.

♦
There may not be an active trading market for the Notes — sales in the secondary market may result in significant losses — There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. TDS or another of our affiliates intends to make a market for the Notes; however, they are not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.

Furthermore, TD’s right to call the Notes prior to maturity may adversely impact your ability to sell your Notes in the secondary market. If you sell your Notes before the maturity date, you may have to do so at a substantial discount from the issue price irrespective of the value of the then-current least performing underlying asset, and as a result, you may suffer substantial losses.
♦
If the value of any underlying asset changes, the market value of your Notes may not change in the same manner — Your Notes may trade quite differently from the performance of any of the underlying assets. Changes in the value of any underlying asset may not result in a comparable change in the market value of your Notes. Even if the closing level of each underlying asset remains greater than or equal to its downside threshold or increases to greater than its initial level during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.

♦
Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the levels of the underlying assets and the underlying constituents; the volatility of the underlying assets and the underlying constituents; any expected dividends on the underlying constituents; the correlation of the underlying assets; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of TD; the then current bid-ask spread for the Notes and the factors discussed under “—Risks Relating to Hedging Activities and Conflicts of Interest — Potential conflicts of interest between you and the calculation agent” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.

Risks Relating to Hedging Activities and Conflicts of Interest
♦
Potential conflicts of interest between you and the calculation agent — The calculation agent will, among other things, determine the amounts payable on the Notes. We will serve as the calculation agent and may appoint a different calculation agent after the settlement date without notice to you. Moreover, we may elect to call the Notes at our discretion prior to the maturity date. If we do elect to call the Notes prior to maturity, such decision may be based on factors that make such election to call at that time less favorable to you. The calculation agent will exercise its judgment when performing its functions and may have a conflict of interest if it needs to make certain decisions. For example, the calculation agent may have to determine whether a market disruption event affecting an underlying asset has occurred, and make certain adjustments if certain events occur, which may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the calculation agent may affect the amounts payable on the Notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the calculation agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.

♦
Trading and business activities by TD, the agents or our or their respective affiliates may adversely affect the market value of, and any amounts payable on, the Notes — We, TDS and/or our affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of an underlying asset or one or more of the underlying constituents, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we or one or more of our or their respective affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We, the agents or one or more of our or their respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in an underlying asset or one or more underlying constituents.

These trading activities may present a conflict between the holders’ interest in the Notes and the interests we, TDS and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the agents and/or our or their respective affiliates may, at present or in the future, engage in business with one or more underlying asset issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the agents’ and/or our or their respective affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the agents and/or our or their respective affiliates may have published, and in the future expect to publish, research reports with respect to an underlying asset or one or more underlying constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us, the agents and/or our or their respective affiliates may affect the value of an underlying asset and, therefore, the market value of, and any amounts payable on, the Notes. Further, TD is less likely to call the Notes when the closing level of any underlying asset is less than its downside threshold and, therefore, any hedging activities that adversely affect the value of an underlying asset may also diminish the probability of TD calling the Notes.
Risks Relating to General Credit Characteristics
♦
Credit risk of TD — Although the return on the Notes will be based on the performance of the least performing underlying asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes and could lose all of their initial investment.

Risks Relating to Canadian and U.S. Federal Income Taxation
♦
Uncertain tax treatment — The U.S. tax treatment of the Notes is uncertain. Please read carefully the sections entitled “What Are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences” in the product supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.

For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion herein under “Canadian Taxation”. We will not pay any additional amounts as a result of any withholding required by reason of the rules governing hybrid mismatch arrangements contained in sections 12.7 and 18.4 of the Canadian Tax Act (as defined under “Canadian Taxation” herein), as such rules may be amended from time to time. If you are not a Non-resident Holder (as that term is defined under “Canadian Taxation” herein) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

Hypothetical Examples of How the Notes Might Perform
The below examples and hypothetical return at maturity are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the final pricing supplement.
The examples below illustrate the payment upon an issuer call or at maturity for a $10 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):
Principal Amount:	$10.00
Term:	Approximately 15 months
Coupon Rate*:	6.00% per annum (or 0.50% per month)
Coupon:	$0.05 per month
Call Dates:	Monthly (callable after 3 months)
Initial Level:
Underlying Asset A:	30,500.00
Underlying Asset B:	3,000.00
Downside Threshold:
Underlying Asset A:	19,825.00 (which is equal to 65.00% of its Initial Level)
Underlying Asset B:	1,950.00 (which is equal to 65.00% of its Initial Level)

*	Coupons will be paid in arrears in equal installments during the term of the Notes on an unadjusted basis, unless TD has previously elected to call the Notes.
Example 1: TD elects to call the Notes on the first call date.
Payment on Call Date:	$10.05
Coupons Previously Paid:	+$0.10
Total:	$10.15
Total Return on the Notes:	1.50%
Because TD elects to call the Notes following the first call date (which is approximately 3 months after the trade date), TD will pay on the call settlement date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $0.10 received with respect to the prior coupon payment dates, TD will have paid you a total of $10.15 per Note, for a total return of 1.50% on the Notes. You will not receive any further payments on the Notes.
Example 2: TD elects to call the Notes on the third call date.
Payment on Call Date:	$10.05
Coupons Previously Paid:	+$0.20
Total:	$10.25
Total Return on the Notes:	2.50%
Because TD elects to call the Notes following the third call date (which is approximately 5 months after the trade date), TD will pay on the call settlement date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $0.20 received with respect to the prior coupon payment dates, TD will have paid you a total of $10.25 per Note, for a total return of 2.50% on the Notes. You will not receive any further payments on the Notes.
Example 3: TD does NOT elect to call the Notes and the final level of each underlying asset is equal to or greater than its downside threshold.
Final Level of Underlying Asset A:	22,798.75 (equal to or greater than Downside Threshold)
Final Level of Underlying Asset B:	2,340.00 (equal to or greater than Downside Threshold)
Payment at Maturity:	$10.00
Coupon on Maturity Date	+$0.05
Coupons Previously Paid:	+$0.70
Total:	$10.75
Total Return on the Notes:	7.50%
Because TD does not elect to call the Notes prior to maturity and the final level of each underlying asset is equal to or greater than its downside threshold, at maturity, TD will pay you a cash payment per Note equal to the principal amount plus the coupon for the maturity date. When added to the coupon payments of $0.70 received with respect to the prior coupon payment dates, TD will have paid you a total of $10.75 per Note, for a total return of 7.50% on the Notes.
Example 4: TD does NOT elect to call the Notes and the final level of any underlying asset is less than its downside threshold.
Final Level of Underlying Asset A:	12,200.00 (less than Downside Threshold)
Final Level of Underlying Asset B:	3,750.00 (equal to or greater than Downside Threshold))
Payment at Maturity:	$4.00 = $10.00 × (1 + Underlying Return of the Least Performing Underlying Asset)
Coupon on Maturity Date	+$0.05
Coupons Previously Paid:	+$0.70
Total:	$4.75
Total Return on the Notes:	-52.50%
Because TD does not elect to call the Notes prior to maturity and the final level of underlying asset B is less than its downside threshold, you will be exposed to the underlying return of the least performing underlying asset. At maturity, TD will pay you a cash payment per Note equal to $4.00 plus the coupon for the maturity date. When added to the coupon payments of $0.70 received with respect to the prior coupon payment dates, TD will have paid you a total of $4.75 per Note, for a loss on the Notes of 52.50%.

Hypothetical Return at Maturity
The table below illustrates the payment at maturity if TD does not elect to call the Notes based on the assumptions above.
Least Performing Underlying Asset(1)		The Hypothetical Final Level of the Least Performing Underlying Asset is Equal to or Greater Than its Hypothetical Downside Threshold		The Hypothetical Final Level of the Least Performing Underlying Asset is Less Than its Hypothetical Downside Threshold
Hypothetical Final Level of the Least Performing Underlying Asset	Underlying Return of the Least Performing Underlying Asset	Total Payment at Maturity + Coupon Payments	Total Return on the Notes at Maturity	Total Payment at Maturity + Coupon Payments	Total Return on the Notes
42,700.00	40.00%	$10.75	7.50%	n/a	n/a
41,175.00	35.00%	$10.75	7.50%	n/a	n/a
39,650.00	30.00%	$10.75	7.50%	n/a	n/a
38,125.00	25.00%	$10.75	7.50%	n/a	n/a
36,600.00	20.00%	$10.75	7.50%	n/a	n/a
35,075.00	15.00%	$10.75	7.50%	n/a	n/a
33,550.00	10.00%	$10.75	7.50%	n/a	n/a
32,025.00	5.00%	$10.75	7.50%	n/a	n/a
30,500.00	0.00%	$10.75	7.50%	n/a	n/a
27,450.00	-10.00%	$10.75	7.50%	n/a	n/a
24,400.00	-20.00%	$10.75	7.50%	n/a	n/a
21,350.00	-30.00%	$10.75	7.50%	n/a	n/a
19,825.00	-35.00%	$10.75	7.50%	n/a	n/a
18,300.00	-40.00%	n/a	n/a	$6.75	-32.50%
15,250.00	-50.00%	n/a	n/a	$5.75	-42.50%
12,200.00	-60.00%	n/a	n/a	$4.75	-52.50%
9,150.00	-70.00%	n/a	n/a	$3.75	-62.50%
6,100.00	-80.00%	n/a	n/a	$2.75	-72.50%
3,050.00	-90.00%	n/a	n/a	$1.75	-82.50%
0.00	-100.00%	n/a	n/a	$0.75	-92.50%
(1)	Assumes that underlying asset A is the least performing underlying asset.

We make no representation or warranty as to which of the underlying assets will be the least performing underlying asset for the purposes of calculating your actual payment at maturity.
Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that TD is not necessarily obligated to repay the full amount of your initial investment. You will lose a significant portion or all of your initial investment if TD does not elect to call the Notes and the final level of any underlying asset is less than its downside threshold. You will be exposed to the market risk of each underlying asset on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. TD may elect to call the Notes at its discretion on any call date (monthly, beginning after 3 months), regardless of the performance of the underlying assets.
Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of TD. If TD were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Information About the Underlying Assets
All disclosures contained in this document regarding each underlying asset are derived from publicly available information. TD has not conducted any independent review or due diligence of any publicly available information with respect to any underlying asset. You should make your own investigation into each underlying asset.
Included below is a brief description of each underlying asset. This information has been obtained from publicly available sources. Set forth below for each underlying asset is a graph that illustrates the past performance for such underlying asset. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of any underlying asset as an indication of future performance.
Nasdaq-100 Index®
We have derived all information regarding the Nasdaq-100 Index® (“NDX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Nasdaq, Inc. and its affiliates (collectively, “Nasdaq”) (its “index sponsor” or “Nasdaq”).
NDX is published by Nasdaq, but Nasdaq has no obligation to continue to publish NDX, and may discontinue publication of NDX at any time. NDX is determined, comprised and calculated by Nasdaq without regard to this instrument.
As discussed more fully in the underlier supplement under the heading “Indices – Nasdaq-100 Index®”, NDX includes 100 of the largest domestic and international non-financial securities listed on the Nasdaq Stock Market® based on market capitalization. NDX includes companies across major industry groups including computer hardware and software, telecommunications, retail and wholesale trade, and biotechnology, but does not contain securities of financial companies, including investment companies.
NDX is calculated under a modified capitalization-weighted methodology. The methodology is expected to retain in general the economic attributes of capitalization-weighting while providing enhanced diversification. To accomplish this, Nasdaq will review the composition of NDX on a quarterly basis and adjust the weightings of components using a proprietary algorithm, if certain pre-established weight distribution requirements are not met.
Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. TD has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.
Historical Information
The graph below illustrates the performance of NDX from January 1, 2016 through June 22, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. TD has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of NDX on June 22, 2026 was 30,347.08 (its “hypothetical initial level”). The dotted line represents its hypothetical downside threshold of 19,725.60, which is equal to 65.00% of its hypothetical initial level. Its actual initial level and downside threshold will be determined on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023
Jan-2024
Jan-2025
Jan-2026

Russell 2000® Index
We have derived all information regarding the Russell 2000® Index (“RTY”) contained in this document, including, without limitation, its make up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company (the “index sponsor” or “FTSE Russell”).
RTY is published by FTSE Russell, but FTSE Russell has no obligation to continue to publish RTY, and may discontinue publication of RTY at any time. RTY is determined, comprised and calculated by FTSE Russell without regard to this instrument.
As discussed more fully in the underlier supplement under the heading “Indices – The Russell 2000® Index,” RTY measures the composite price performance of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. Select information regarding top constituents and industry and/or sector weightings may be made available by the index sponsor on its website. RTY’s value is calculated by adding the market values of the underlying constituents and then dividing the derived total market capitalization by the “adjusted” capitalization of RTY on the base date of December 31, 1986.
Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. TD has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.
Historical Information
The graph below illustrates the performance of RTY from January 1, 2016 through June 22, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. TD has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of RTY on June 22, 2026 was 3,004.404 (its “hypothetical initial level”). The dotted line represents its hypothetical downside threshold of 1,952.863, which is equal to 65.00% of its hypothetical initial level. Its actual initial level and downside threshold will be determined on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

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Correlation of the Underlying Assets
The graph below illustrates the daily performance of the underlying assets from January 1, 2016 through June 22, 2026. For comparison purposes, each underlying asset has been normalized to have a closing level of 100.00 on January 1, 2016 by dividing the closing level of that underlying asset on each trading day by the closing level of that underlying asset on January 1, 2016 and multiplying by 100.00. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.
The closer the relationship of the daily returns of the underlying assets over a given period, the more positively correlated those underlying assets are. The lower (or more negative) the correlation of the underlying assets, the less likely it is that those underlying assets will move in the same direction and therefore, the greater the potential for the final level of one of those underlying assets to be less than its downside threshold. This is because the less positively correlated the underlying assets are, the greater the likelihood that at least one of the underlying assets will decrease in value. However, even if the underlying assets have a higher positive correlation, the final level of one or more of the underlying assets might be less than its downside threshold as the underlying assets may decrease in value together. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the correlations referenced in setting the terms of the Notes are calculated using TD’s internal models at the time when the terms of the Notes are set and are not derived from the daily returns of the underlying assets over the period set forth below. A higher coupon rate is generally associated with lower correlation of the underlying assets, which reflects a greater potential for a loss on your investment at maturity. See “Key Risks — Risks Relating to Return Characteristics — A higher coupon rate or lower downside thresholds may reflect greater expected volatility of each of the underlying assets, and greater expected volatility generally indicates an increased risk of loss at maturity”, “— Risks Relating to Characteristics of the Underlying Assets — You are exposed to the market risk of each underlying asset” and “— Risks Relating to Characteristics of the Underlying Assets — Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of losing a significant portion or all of your initial investment at maturity than if the Notes were linked to a single underlying asset “ herein.
Past performance of the underlying assets is not indicative of the future performance of the underlying assets.

Canadian Taxation
The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations promulgated thereunder (collectively, the “Canadian Tax Act”) generally applicable to a holder who is an individual and who acquires beneficial ownership of a Note upon the initial issuance of the Note by TD pursuant to this offering document or common shares of TD or any of its affiliates on a conversion of a Note on a bail-in conversion (if applicable), and who, for purposes of the Canadian Tax Act and any applicable income tax treaty, at all relevant times, is not resident and is not deemed to be resident in Canada, and who, for purposes of the Canadian Tax Act, at all relevant times, (i) deals at arm’s length with, and is not affiliated with, TD, any affiliate of TD, and any Canadian resident (or deemed Canadian resident) to whom the holder assigns or otherwise transfers the Note, (ii) is entitled to receive all payments (including any interest, principal and dividends, if applicable) made on the Note as beneficial owner, (iii) is not, and deals at arm’s length with each person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Canadian Tax Act) of TD and each affiliate of TD, (iv) is not an entity in respect of which TD or any affiliate of TD is a “specified entity” (as defined in subsection 18.4(1) of the Canadian Tax Act); (v) holds the Note or common shares of TD or any of its affiliates as capital property, (vi) does not use or hold and is not deemed to use or hold the Note or common shares of TD or any of its affiliates in or in the course of carrying on a business in Canada or as part of an adventure or concern in the nature of trade and (vii) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).
This summary assumes that no amount paid or payable to a Non-resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Canadian Tax Act. This summary further assumes that no Note or property acquired on settlement of a Note will be “taxable Canadian property” to a Non-resident Holder for purposes of the Canadian Tax Act at the time of its disposition or deemed disposition.
This summary is based upon the current provisions of the Canadian Tax Act in force as of the date hereof. On January 29, 2026, the Department of Finance (Canada) released for consultation proposed amendments to the Canadian Tax Act (the “January 29 Tax Proposals”) that would amend certain provisions of the Canadian Tax Act with respect to “hybrid mismatch arrangements” and introduce other consequential amendments. This overview does not take into account the January 29 Tax Proposals, but otherwise takes into account all other specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and the current administrative policies of the Canada Revenue Agency (“CRA”) published in writing by the CRA prior to the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations relevant to an investment in Notes and, except for the Tax Proposals, does not take into account or anticipate any changes in law or CRA administrative policies, whether by way of legislative, governmental or judicial decision or action, nor does it take into account or consider any other federal tax considerations or any provincial, territorial or foreign tax considerations, which may differ materially from those discussed herein. While this summary assumes that the Tax Proposals will be enacted in the form proposed, no assurance can be given that this will be the case, and no assurance can be given that judicial, legislative or administrative changes will not modify or change the statements below.
The following is only a general summary of certain Canadian federal non-resident withholding and other tax provisions which may affect a Non-resident Holder of the Notes described in this offering document. This summary is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-resident Holder and no representation with respect to the income tax consequences to any particular Non-resident Holder is made. Persons considering investing in Notes should consult their own tax advisors with respect to the tax consequences of acquiring, holding and disposing of Notes and any common shares of TD or any of its affiliates acquired on a bail-in conversion having regard to their own particular circumstances.
For the purposes of the Canadian Tax Act, all amounts not otherwise expressed in Canadian dollars must be converted into Canadian dollars based on the single day exchange rate as quoted by the Bank of Canada for the applicable day or such other rate of exchange that is acceptable to the Minister of National Revenue (Canada).
Notes
Interest (including amounts on account or in lieu of payment of, or in satisfaction of, interest) paid or credited, or deemed to be paid or credited, on a Note to a Non-resident Holder will not be subject to Canadian non-resident withholding tax unless all or any part of such interest is “participating debt interest”. “Participating debt interest” is defined in the Canadian Tax Act generally as interest (other than on a “prescribed obligation” described below) all or any portion of which is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. A “prescribed obligation” for this purpose is an “indexed debt obligation”, as defined in the Canadian Tax Act, in respect of which no amount payable is: (a) contingent or dependent upon the use of, or production from, property in Canada, or (b) computed by reference to: (i) revenue, profit, cash flow, commodity price or any other similar criterion, other than a change in the purchasing power of money, or (ii) dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. An “indexed debt obligation” is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding that is determined by reference to a change in the purchasing power of money.
In the event that a Note is redeemed, cancelled, purchased or repurchased by TD or any other person resident or deemed to be resident in Canada from a Non-resident Holder or is otherwise assigned or transferred by a Non-resident Holder to TD or another person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, the excess may, in certain circumstances be deemed to be interest and may, together with any interest that has accrued or is deemed to have accrued on the Note to that time, be subject to Canadian non-resident withholding tax if all or any part of such interest or deemed interest is participating debt interest; unless, in certain circumstances, the Note is not an indexed debt obligation (described above) and was issued for an amount not less than 97% of its principal amount (as defined in the Canadian Tax Act), and the yield from the Note, expressed in terms of an annual rate (determined in accordance with the Canadian Tax Act) on the amount for which the Note was issued, does not exceed 4/3 of the interest stipulated to be payable on the Note, expressed in terms of an annual rate on the outstanding principal amount from time to time.
If applicable, the normal rate of Canadian non-resident withholding tax is 25% but such rate may be reduced under the terms of an applicable income tax treaty.
Generally, there are no other Canadian taxes on income (including taxable capital gains) payable by a Non-resident Holder under the Canadian Tax Act solely as a consequence of the acquisition, ownership or disposition of Notes by the Non-resident Holder.
Common Shares Acquired on a Bail-in Conversion
Dividends (including amounts on account or in lieu of payment of, or in satisfaction of, dividends) paid or credited or deemed to be paid or credited to a Non-resident Holder on any common shares of TD or common shares of an affiliate of TD that is a Canadian resident corporation will be subject to Canadian non-resident withholding tax of 25% but such rate may be reduced under the terms of an applicable income tax treaty.
A Non-resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of any common shares of TD or common shares of an affiliate of TD unless such shares constitute “taxable Canadian property” to the Non-resident Holder for purposes of the Canadian Tax Act at the time of their disposition, and such Non-resident Holder is not entitled to relief pursuant to the provisions of an applicable income tax treaty. Non-resident Holders should consult their own tax advisors with respect to their particular circumstances.

What Are the Tax Consequences of the Notes?
The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion, other than the section entitled “Non-U.S. Holders” below, applies to you only if you are a U.S. holder, as defined in the product supplement. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize each Note as consisting of two components for U.S. federal income tax purposes: (1) a non-contingent debt instrument (the “debt component”); and (2) a put option contract in respect of the underlying assets (the “put option component”). In accordance with this treatment, you agree to treat each coupon payment as consisting of (1) interest on the debt component and (2) put option premium on the put option component as follows:
Coupon Rate (to be determined on the trade date)	Interest on Debt Component (to be determined on the trade date)	Put Option Component (to be determined on the trade date)
10.80% to 11.30% per annum	[•]%	[•]%
We intend to treat the debt component as having a term of greater than one year, so that coupon payments in respect of the debt component would be includable in income by you in accordance with your regular method of accounting for interest for U.S. federal income tax purposes.
Put option premium payments in respect of the put option component would generally not be taxed until a sale, issuer call or maturity of the Notes. At maturity, such payments would be taxed as short-term capital gain.
If we elect to call the Notes prior to the maturity date or if you receive on the maturity date an amount in cash equal to the principal amount (other than any cash coupon payment in respect of the debt component, which would be includable in income by you in the manner described above), you generally should not recognize gain or loss with respect to the debt component, and you generally should recognize the total put option premium received as short-term capital gain on the applicable call settlement date or the maturity date, as applicable.
Upon the taxable disposition of the Notes for cash (other than cash settlement for an amount that is equal to the principal amount and other than any cash coupon payment in respect of the debt component, which would be includible in income by you in the manner described above), you should allocate the cash received between the debt component and the put option component on the basis of their respective values on the date of such taxable disposition. You should generally recognize gain or loss with respect to the debt component in an amount equal to the difference between the amount of the proceeds allocable to the debt component (less accrued and unpaid interest, which will be taxable as such) and your adjusted tax basis in the debt component (which generally will equal your purchase price for the Note). This gain or loss should be capital gain or loss and should be long-term capital gain or loss if you are treated as having held the debt component for more than one year at the time of such taxable disposition.
If the put option component has a positive value on the date of such taxable disposition, you should generally recognize short-term capital gain equal to the portion of the proceeds allocable to the put option component plus any previously received put option premium. If the put option component has a negative value on the date of such taxable disposition, you should generally be treated as having paid the buyer an amount equal to the negative value in order to assume your rights and obligations under the put option component. In that case, you should recognize a short-term capital gain or loss in an amount equal to the difference between the total put option premium previously received and the amount of the payment deemed made by you with respect to the buyer’s assumption of the put option component. The amount of the deemed payment will be added to the price allocated to the debt component in determining the gain or loss in respect of the debt Component. The deductibility of capital losses by U.S. holders is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” in the accompanying product supplement.
Section 1297. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of the Notes. U.S. holders should refer to information filed with the SEC or an equivalent governmental authority by such entities and consult their tax advisors regarding the possible consequences to them if any such entity is or becomes a PFIC.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. Additionally, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments that, if it had been enacted, would have required instruments such as the put option component of the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse),

$125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 897 of the Code and Section 871(m) of the Code, and FATCA, each as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.
Based on the nature of the underlying assets and our determination that the Notes are not “delta-one” with respect to any underlying asset or underlying constituents, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting an underlying asset, any underlying constituents or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of an underlying asset, any underlying constituents or the Notes. A non-U.S. holder that enters, or has entered, into other transactions in respect of an underlying asset, any underlying constituents or the Notes should consult its tax advisor regarding the application of Section 871(m) of the Code to its Notes in the context of its other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
As discussed above, alternate characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternate characterization of the Notes cause payments with respect to the Notes to be subject to withholding tax, we (and/or the applicable withholding agent) will withhold tax at the applicable statutory rate and will not make payments of any additional amounts.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity. Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the put option component of the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD and those of the underlying constituent issuers).

Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the trade date, based on prevailing market conditions, and will be communicated to investors in the final pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value range for the Notes. The estimated value range was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes and our internal funding rate. For more information about the estimated value, see “Key Risks — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Key Risks — Risks Relating to Estimated Value and Liquidity — The estimated value of your Notes is based on our internal funding rate”.
Our estimated value on the trade date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which TDS may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the TDS or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
We urge you to read the “Key Risks” herein.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)
We have appointed TDS, an affiliate of TD, and UBS as the agents for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the issue price to public and TDS will sell the Notes to UBS at the issue price to public. UBS proposes to offer the Notes at the issue price to certain fee-based advisory accounts for which UBS is an investment advisor. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Conflicts of Interest — TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, the agents, our or their respective affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition on Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
Prohibition on Sales to United Kingdom Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is neither: (i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.